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                                                                     EXHIBIT 8.1

             [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]




                                                                  (202) 274-2005
December 12, 1997


Fidelity Bankshares, Inc.
218 Datura Street
West Palm Beach, Florida 33401-5679

     Re:  Registration Statement on Form S-2
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Ladies and Gentlemen:

     As special federal tax counsel to Fidelity Capital Trust I (the"Issuer") and in connection with the issuance by the Issuer of up to $28,375,000 of its Cumulative Trust Preferred Securities pursuant to the prospectus (the "Prospectus") contained in the Registration Statement, and assuming the operative documents described in the Prospectus will be performed in accordance with the terms described therein, we hereby adopt and incorporate by reference our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

     Our opinion is limited to the federal income tax matters described above and in the Prospectus and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the Internal Revenue Service. These authorities are subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus.

                                  Very truly yours,


                                  /s/ Luse Lehman Gorman Pomerenk & Schick, P.C.
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                                  Luse Lehman Gorman Pomerenk & Schick, P.C.